Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2011

Wessex House, 5th Floor 45 Reid Street Hamilton HM 12 Bermuda
441-278-9250
441-278-9255 fax

PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	John C.R. Hele
Executive Vice President and Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2011 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 14, 2012 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2011 fourth quarter was $136.8 million, or $1.00 per share, compared to $227.7 million, or $1.51 per share, for the 2010 fourth quarter, and $410.5 million, or $2.97 per share for 2011, compared to $816.7 million, or $5.18 per share, for 2010. The Company also reported after-tax operating income available to common shareholders of $126.8 million, or $0.92 per share, for the 2011 fourth quarter, compared to $129.5 million, or $0.86 per share, for the 2010 fourth quarter, and $303.6 million, or $2.20 per share, for 2011, compared to $491.1 million, or $3.12 per share, for 2010. All earnings per share amounts discussed in this release are on a diluted basis. All information in this release has been adjusted to reflect the three-for-one share split effected in May 2011.

The Company’s book value per common share was $32.03 at December 31, 2011, a 2.7% increase from $31.20 per share at September 30, 2011 and a 6.8% increase from $29.99 per share at December 31, 2010. The Company’s after-tax operating income available to common shareholders represented a 12.0% annualized return on average common equity for the 2011 fourth quarter, compared to 12.1% for the 2010 fourth quarter, and 7.2% for 2011, compared to 12.0% for 2010. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s 2011 fourth quarter results included losses for current year catastrophic events of $70.8 million, net of reinsurance and reinstatement premiums. Such amount included $60.6 million from the severe flooding in Thailand and $5.4 million from an Australian hailstorm in the 2011 fourth quarter, with the remainder due to net increases in loss estimates from other catastrophic events. The Company’s estimates for these events are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. The severe flooding in Thailand spanned several months between July and December 2011 and has had a significant impact on the Thai economy. Due to the size, duration and complexity of the event, substantial uncertainty remains regarding total covered losses for the insurance industry and the assumptions underlying the Company’s estimates. Actual losses will depend to a great extent on claims from contingent business interruption coverage. The Company’s actual losses from catastrophic events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2011	2010	2011	2010

Gross premiums written	$699,662	$664,212	$3,436,456	$3,266,787
Net premiums written	511,124	482,911	2,673,326	2,511,040
Net premiums earned	673,192	632,146	2,631,815	2,552,483
Underwriting income	67,046	48,356	44,654	195,004

Combined ratio (1)	90.1%	92.7%	98.3%	92.5%

(1)          The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2011	2010	2011	2010

After-tax operating income available to common shareholders	$126,831	$129,489	$303,577	$491,074
Net realized gains, net of tax	13,464	71,821	108,306	247,054
Net impairment losses recognized in earnings, net of tax	(1,959)	(3,230)	(9,062)	(11,321)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(14,702)	22,990	(9,605)	61,400
Net foreign exchange gains, net of tax	13,177	6,581	17,298	28,537
Net income available to common shareholders	$136,811	$227,651	$410,514	$816,744

Diluted per common share results:
After-tax operating income available to common shareholders	$0.92	$0.86	$2.20	$3.12
Net realized gains, net of tax	0.10	0.48	0.78	1.56
Net impairment losses recognized in earnings, net of tax	(0.01)	(0.02)	(0.07)	(0.07)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	(0.11)	0.15	(0.07)	0.39
Net foreign exchange gains, net of tax	0.10	0.04	0.13	0.18
Net income available to common shareholders	$1.00	$1.51	$2.97	$5.18

Weighted average common shares and common share equivalents outstanding — diluted	137,473,670	150,306,429	138,289,702	157,565,157

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through December 31, 2011. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give more emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa1.” The average effective duration of the investment portfolio was 2.99 years at December 31, 2011, compared to 3.17 years at September 30, 2011 and 2.83 years at December 31, 2010. Including the effects of foreign exchange, total return on the Company’s investment portfolio was approximately 0.82% for the 2011 fourth quarter, compared to (0.07)% for the 2010 fourth quarter. Excluding the effects of foreign exchange, total return was 0.95% for the 2011 fourth quarter, compared to (0.04)% for the 2010 fourth quarter. Total return in the 2011 fourth quarter reflected a recovery in U.S. equity markets and relatively stable U.S. Treasury yields, partially offset by negative returns on certain investments funds discussed below.

Net investment income for the 2011 fourth quarter was $80.5 million, or $0.59 per share, compared to $90.6 million, or $0.60 per share, for the 2010 fourth quarter. The comparability of net investment income between the periods was influenced by the Company’s share repurchase program. The pre-tax investment income yield was 2.72% for the 2011 fourth quarter, compared to 3.24% for the 2010 fourth quarter, reflecting the effects of lower prevailing interest rates available in the market.

The Company recorded $14.7 million of equity in net losses related to investment funds accounted for using the equity method in the 2011 fourth quarter, compared to $23.0 million of equity in net income for the 2010 fourth quarter. The Company’s losses on its investment funds accounted for using the equity method in the 2011 fourth quarter resulted, in part, from the effect of weakness in global economic conditions (both in the U.S. and Europe) and general risk aversion in certain asset types. The Company uses the equity method on certain investments due to the ownership structure of these investment funds (e.g., limited partnership), where it does not have a controlling interest and is not the primary beneficiary. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Such investments are generally recorded on a one month lag with some investments recorded on a three month lag based on the availability of reports from the investment funds.

Consolidated cash flow provided by operating activities for the 2011 fourth quarter was $109.6 million, compared to $144.5 million for the 2010 fourth quarter. The decline in operating cash flows in the 2011 fourth quarter primarily resulted from the collection of profit commissions in the 2010 fourth quarter from Flatiron Re Ltd., a Bermuda reinsurance company that assumed certain lines of property and marine business underwritten by the Company in the 2006 and 2007 underwriting years.

During 2006, the Company invested $50 million in Aeolus LP, which operates as an unrated reinsurance platform that provides collateralized property catastrophe protection to insurers and reinsurers on both an ultimate net loss and industry loss warranty basis. This investment is accounted for using the equity method on a three month lag (based on the availability of their financial statements) with changes in the carrying value recorded in “other income (loss).” As of December 31, 2011, the carrying value of this investment, after taking into account the $67 million in cash distributions received through December 31, 2011, was approximately $35 million, with no unfunded capital commitments. The Company recorded a loss of $5.7 million on its investment in Aeolus LP in the 2011 fourth quarter. Based upon information currently available to the Company as to the 2011 fourth quarter results of Aeolus LP, the Company estimates that it will record in its 2012 first quarter results a loss in the range of $8 million to $10 million with respect to this investment. However, actual losses may vary materially from the estimates due to the inherent uncertainties in making estimates for catastrophic events, as discussed earlier.

In addition, the Company’s 2012 first quarter results will be impacted by the January 2012 Costa Concordia marine event. Although it is early in the estimation process, the Company’s preliminary estimate of losses for the event is in the range of $18 million to $35 million, net of reinsurance and reinstatement premiums. The Company’s estimates for the Costa Concordia event is based, in part, on preliminary estimates of industry insured losses ranging from $850 million to $2.0 billion. The Company’s actual losses from this event may vary materially from the estimates due to the inherent uncertainties in making such determinations.

For 2011, the Company’s effective tax rates on income before income taxes and pre-tax operating income were a benefit of 2.2% and 3.7%, respectively, compared to an expense of 0.9% and 0.5%, respectively, for 2010. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rate, if any. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $9.3 million of federal excise taxes for 2011, compared to $11.5 million for 2010. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Historically, the Company has held investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company may not match a portion of its projected liabilities in foreign currencies with investments in the same currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

Net foreign exchange gains for the 2011 fourth quarter were $12.6 million (net unrealized gains of $16.4 million and net realized losses of $3.8 million), compared to net foreign exchange gains for the 2010 fourth quarter of $6.0 million (net unrealized gains of $8.5 million and net realized losses of $2.5 million). Net foreign exchange gains for 2011 were $17.4 million (net unrealized gains of $23.5 million and net realized losses of $6.1 million), compared to net foreign exchange gains for 2010 of $28.1 million (net unrealized gains of $29.5 million and net realized losses of $1.4 million). The 2011 fourth quarter net foreign exchange gains primarily resulted from the strengthening of the U.S. Dollar against the Euro during the period.

At December 31, 2011, the Company’s capital of $5.03 billion consisted of $300.0 million of senior notes, representing 6.0% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.5% of the total, and common shareholders’ equity of $4.30 billion, representing the balance. At December 31, 2010, the Company’s capital of $4.91 billion consisted of $300.0 million of senior notes, representing 6.1% of the total, $100.0 million of revolving credit agreement borrowings, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.6% of the total, and common shareholders’ equity of $4.19 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Wednesday, February 15, 2012. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on February 15 at 1:00 p.m. Eastern Time until February 22, 2012 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 31165287), and international callers should dial 617-801-6888 (passcode 31165287).

Please refer to the Company’s Financial Supplement dated December 31, 2011, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.03 billion in capital at December 31, 2011, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2011;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•                        the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on
Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	December 31,	December 31,
(U.S. dollars in thousands, except share data)	2011	2010

Calculation of book value per common share:
Total shareholders’ equity	$4,628,486	$4,513,003
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,303,486	$4,188,003
Common shares outstanding, net of treasury shares (1)	134,358,345	139,632,225
Book value per common share	$32.03	$29.99

(1)        Excludes the effects of 8,706,441 and 12,251,568 stock options and 298,425 and 519,534 restricted stock units outstanding at December 31, 2011 and December 31, 2010, respectively.

Share Repurchase Activity

	Three Months Ended		Year Ended		Cumulative
(U.S. dollars in thousands,	December 31,		December 31,		December 31,
except share data)	2011	2010	2011	2010	2011

Effect of share repurchases:
Aggregate cost of shares repurchased	$3	$258,151	$287,561	$761,874	$2,558,033
Shares repurchased	100	8,679,051	9,600,216	29,244,666	104,758,218
Average price per share repurchased	$31.51	$29.74	$29.95	$26.05	$24.42
Estimated net accretive impact on diluted earnings per share (1)	$0.32	$0.25	$0.63	$0.80
Estimated net accretive impact on ending book value per common share (2)					$3.33

Remaining share repurchase authorization	$941,967

(1)          The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) after-tax operating income per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

(2)          As the cumulative average price per share of shares repurchased through December 31, 2011 was lower than the ending book value per common share, the repurchase of shares increased ending book value per common share.

Investment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2011	2010	2011	2010

Components of net investment income:
Fixed maturities	$79,219	$92,631	$331,469	$378,682
Equity securities	2,145	953	7,332	1,363
Short-term investments	561	379	2,174	1,337
Other (1)	4,381	1,586	22,006	3,882
Gross investment income	86,306	95,549	362,981	385,264
Investment expense	(5,839)	(4,948)	(24,783)	(20,386)
Net investment income	$80,467	$90,601	$338,198	$364,878

Per share	$0.59	$0.60	$2.45	$2.32

Investment income yield, at amortized cost (2):
Pre-tax	2.72%	3.24%	2.89%	3.34%
After-tax	2.61%	3.13%	2.77%	3.23%

Total return (3):
Including effects of foreign exchange	0.82%	(0.07)%	3.81%	7.00%
Excluding effects of foreign exchange	0.95%	(0.04)%	4.10%	7.26%

Cash flow from operations	$109,641	$144,513	$866,112	$802,074

(1)          Includes interest on term loan investments (included in “investments accounted for using the fair value option”), dividends on investment funds and other items.

(2)          Investment income yield calculations exclude the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)         Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

	December 31,	December 31,
(U.S. dollars in thousands)	2011	2010

Investable assets:
Fixed maturities available for sale, at fair value	$9,375,604	$8,957,859
Fixed maturities, at fair value (1)	147,779	124,969
Fixed maturities pledged under securities lending agreements, at fair value (2)	56,393	75,575
Total fixed maturities	9,579,776	9,158,403
Short-term investments available for sale, at fair value	904,219	915,841
Cash	351,699	362,740
Equity securities available for sale, at fair value	299,584	310,194
Equity securities, at fair value (1)	87,403	94,204
Other investments available for sale, at fair value	238,111	275,538
Other investments, at fair value (1)	131,721	—
TALF investments, at fair value (3)	387,702	402,449
Investments accounted for using the equity method (4)	380,507	508,334
Securities sold but not yet purchased (5)	(27,178)	(41,143)
Securities transactions entered into but not settled at the balance sheet date	(17,339)	(144,047)
Total investable assets	$12,316,205	$11,842,513

Investment portfolio statistics (2):
Average effective duration (in years)	2.99	2.83
Average credit quality (Standard and Poors/Moody’s Investors Service)	AA/Aa1	AA+/Aa1
Imbedded book yield (before investment expenses)	2.98%	3.52%

(1)          Represents securities which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such securities are recorded in net realized gains or losses.

(2)          This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)          The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(4)          Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investments funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(5)          Represents the Company’s obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company’s balance sheet.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2011	2010	2011	2010

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$438,871	$369,054	$1,452,623	$1,307,285
Change in unpaid losses and loss adjustment expenses	(60,804)	(1,728)	274,930	210,430
Total losses and loss adjustment expenses	$378,067	$367,326	$1,727,553	$1,517,715

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(21,199)	$(7,081)	$(44,255)	$(12,456)
Reinsurance	(80,068)	(31,396)	(231,205)	(125,638)
Total	$(101,267)	$(38,477)	$(275,460)	$(138,094)

Impact on losses and loss adjustment expenses:
Insurance	$(24,017)	$(5,794)	$(52,119)	$(19,101)
Reinsurance	(80,381)	(32,711)	(232,896)	(127,595)
Total	$(104,398)	$(38,505)	$(285,015)	$(146,696)

Impact on acquisition expenses:
Insurance	$2,818	$(1,287)	$7,864	$6,645
Reinsurance	313	1,315	1,691	1,957
Total	$3,131	$28	$9,555	$8,602

Impact on combined ratio:
Insurance	(5.0)%	(1.8)%	(2.6)%	(0.8)%
Reinsurance	(32.0)%	(13.8)%	(24.3)%	(13.9)%
Total	(15.0)%	(6.1)%	(10.5)%	(5.4)%

Impact on loss ratio:
Insurance	(5.7)%	(1.4)%	(3.1)%	(1.2)%
Reinsurance	(32.1)%	(14.4)%	(24.4)%	(14.2)%
Total	(15.5)%	(6.1)%	(10.8)%	(5.7)%

Impact on acquisition expense ratio:
Insurance	0.7%	(0.4)%	0.5%	0.4%
Reinsurance	0.1%	0.6%	0.1%	0.3%
Total	0.5%	0.0%	0.3%	0.3%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$28,216	$1,147	$109,126	$30,958
Reinsurance	42,571	29,830	294,977	89,271
Total	$70,787	$30,977	$404,103	$120,229

Impact on loss ratio:
Insurance	6.7%	0.3%	6.5%	1.9%
Reinsurance	17.0%	13.1%	31.0%	9.9%
Total	10.5%	4.9%	15.4%	4.7%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company’s 2011 fourth quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2011 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2011	2010	% Change

Gross premiums written	$540,617	$527,783	2.4
Net premiums written	360,739	351,841	2.5
Net premiums earned	422,667	404,275	4.5
Underwriting loss	(11,569)	(5,793)	n/m

Underwriting Ratios

			% Point
			Change
Loss ratio	66.9%	65.5%	1.4
Acquisition expense ratio	17.3%	15.4%	1.9
Other operating expense ratio	18.5%	20.5%	(2.0)
Combined ratio	102.7%	101.4%	1.3

Catastrophic activity and prior year development:
Current accident year catastrophic events	6.7%	0.3%	6.4
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(5.0)%	(1.8)%	(3.2)
Combined ratio excluding such items	101.0%	102.9%	(1.9)

Gross premiums written by the insurance segment in the 2011 fourth quarter were 2.4% higher than in the 2010 fourth quarter, while net premiums written were 2.5% higher than in the 2010 fourth quarter. The growth in net premiums written reflected increases in national accounts, surety, executive assurance and construction lines, partially offset by a lower level of lenders products business. The higher level of national accounts and construction business primarily resulted from new business written while the increase in surety business was due, in part, from a reduction in amounts ceded to reinsurers in 2011. Growth in executive assurance primarily resulted from a continued focus on middle market business and a shift towards private company business which is subject to a lower level of ceded reinsurance. The decrease in lenders products business written in the 2010 fourth quarter reflected certain premium items which did not recur in 2011. Net premiums earned by the insurance segment in the 2011 fourth quarter were 4.5% higher than in the 2010 fourth quarter, and reflect changes in net premiums written over the previous five quarters.

The 2011 fourth quarter combined ratio reflected 6.7 points of current year catastrophic event activity, with 7.7 points related to the severe flooding in Thailand partially offset by a net reduction in losses related to catastrophic events from the first nine months of 2011. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 5.7 points in the 2011 fourth quarter, compared to 1.4 points in the 2010 fourth quarter. The estimated net favorable development in the 2011 fourth quarter primarily resulted from better than expected claims emergence in property and other short-tail and medium-tail lines.

The underwriting expense ratio was 35.8% in the 2011 fourth quarter, compared to 35.9% in the 2010 fourth quarter. The acquisition expense ratio was 17.3% in the 2011 fourth quarter, compared to 15.4% in the 2010 fourth quarter. The 2011 fourth quarter acquisition expense ratio included an increase of 0.7 points of commission expense related to the estimated net favorable development in prior year loss reserves, compared to a 0.4 point reduction in the 2010 fourth quarter. The operating expense ratio was 18.5% in the 2011 fourth quarter, compared to 20.5% in the 2010 fourth quarter, primarily due to employee benefit costs recorded in the 2010 fourth quarter which did not recur in 2011.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2011	2010	% Change

Gross premiums written	$161,904	$139,015	16.5
Net premiums written	150,385	131,070	14.7
Net premiums earned	250,525	227,871	9.9
Underwriting income	78,615	54,149	45.2

Underwriting Ratios

			% Point
			Change
Loss ratio	38.0%	45.0%	(7.0)
Acquisition expense ratio	19.7%	18.3%	1.4
Other operating expense ratio	11.0%	13.9%	(2.9)
Combined ratio	68.7%	77.2%	(8.5)

Catastrophic activity and prior year development:
Current accident year catastrophic events	17.0%	13.1%	3.9
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(32.0)%	(13.8)%	(18.2)
Combined ratio excluding such items	83.7%	77.9%	5.8

Gross premiums written by the reinsurance segment in the 2011 fourth quarter were 16.5% higher than in the 2010 fourth quarter, while net premiums written were 14.7% higher than in the 2010 fourth quarter, reflecting increases in other specialty and property catastrophe lines. The growth in other specialty lines primarily resulted from a new opportunity in U.K. motor and an increase recorded in accident and health business. The higher level of property catastrophe business primarily resulted from new business written following the 2011 fourth quarter catastrophic events. Premiums written in property other than property catastrophe, excluding facultative reinsurance, and marine and aviation business were lower than in the 2010 fourth quarter, reflecting non-renewals and share reductions based on market conditions. Net premiums earned in the 2011 fourth quarter were 9.9% higher than in the 2010 fourth quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2011 fourth quarter combined ratio reflected 17.0 points of current year catastrophic activity, with 11.1 points related to the severe flooding in Thailand, 2.8 points from the Australian hailstorm and other attritional events in the 2011 fourth quarter, and the remainder related to catastrophic events from the first nine months of 2011. The 2010 fourth quarter ratio included 13.1 points of catastrophic activity. In addition, the 2010 fourth quarter loss ratio reflected a lower than expected level of attritional losses which benefited the period. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 32.1 points in the 2011 fourth quarter, compared to 14.4 points in the 2010 fourth quarter. The estimated net favorable development in the 2011 fourth quarter primarily resulted from better than expected claims emergence in property and other short-tail reserves and in casualty reserves from the 2004 to 2007 underwriting years.

The underwriting expense ratio was 30.7% in the 2011 fourth quarter, compared to 32.2% in the 2010 fourth quarter. The acquisition expense ratio for the 2011 fourth quarter was 19.7%, compared to 18.3% for the 2010 fourth quarter. The comparison of the 2011 fourth quarter and 2010 fourth quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The operating expense ratio was 11.0% in the 2011 fourth quarter, compared to 13.9% in the 2010 fourth quarter. The 2010 fourth quarter operating expense ratio reflected an increase in the accrual for incentive compensation costs which added approximately 2.8 points to the ratio.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues
Net premiums written	$511,124	$482,911	$2,673,326	$2,511,040
Change in unearned premiums	162,068	149,235	(41,511)	41,443
Net premiums earned	673,192	632,146	2,631,815	2,552,483
Net investment income	80,467	90,601	338,198	364,878
Net realized gains	14,542	74,027	110,646	252,751

Other-than-temporary impairment losses	(3,443)	(3,341)	(13,850)	(13,073)
Less investment impairments recognized in other comprehensive income, before taxes	1,484	111	4,788	1,752
Net impairment losses recognized in earnings	(1,959)	(3,230)	(9,062)	(11,321)

Fee income	982	2,814	3,429	5,365
Equity in net income (loss) of investment funds accounted for using the equity method	(14,702)	22,990	(9,605)	61,400
Other income (loss)	(4,848)	6,165	(2,114)	18,511
Total revenues	747,674	825,513	3,063,307	3,244,067

Expenses
Losses and loss adjustment expenses	378,067	367,326	1,727,553	1,517,715
Acquisition expenses	123,339	104,824	462,937	441,202
Other operating expenses	112,499	121,335	431,480	432,795
Interest expense	8,087	7,460	31,691	30,007
Net foreign exchange gains	(12,613)	(6,039)	(17,366)	(28,108)
Total expenses	609,379	594,906	2,636,295	2,393,611

Income before income taxes	138,295	230,607	427,012	850,456

Income tax (benefit) expense	(4,977)	(3,505)	(9,346)	7,868

Net income	143,272	234,112	436,358	842,588

Preferred dividends	6,461	6,461	25,844	25,844

Net income available to common shareholders	$136,811	$227,651	$410,514	$816,744

Net income per common share
Basic	$1.03	$1.59	$3.10	$5.43
Diluted	$1.00	$1.51	$2.97	$5.18

Weighted average common shares and common share equivalents outstanding
Basic	132,612,528	143,320,146	132,221,970	150,545,148
Diluted	137,473,670	150,306,429	138,289,702	157,565,157

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31,	December 31,
	2011	2010
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,165,438 and $8,771,988)	$9,375,604	$8,957,859
Short-term investments available for sale, at fair value (amortized cost: $909,121 and $913,488)	904,219	915,841
Investment of funds received under securities lending, at fair value (amortized cost: $48,577 and $69,682)	48,419	69,660
Equity securities available for sale, at fair value (cost: $299,058 and $292,958)	299,584	310,194
Other investments available for sale, at fair value (cost: $235,381 and $252,590)	238,111	275,538
Investments accounted for using the fair value option	366,903	219,173
TALF investments, at fair value (amortized cost: $373,040 and $389,200)	387,702	402,449
Investments accounted for using the equity method	380,507	508,334
Total investments	12,001,049	11,659,048

Cash	351,699	362,740
Accrued investment income	70,739	74,837
Investment in joint venture (cost: $100,000)	107,576	105,698
Fixed maturities and short-term investments pledged under securities lending, at fair value	56,393	75,575
Premiums receivable	501,563	503,434
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,851,584	1,763,985
Contractholder receivables	748,231	660,546
Prepaid reinsurance premiums	265,696	263,448
Deferred acquisition costs, net	279,109	277,861
Receivable for securities sold	462,891	56,145
Other assets	445,239	475,911
Total Assets	$17,141,769	$16,279,228

Liabilities
Reserve for losses and loss adjustment expenses	$8,456,210	$8,098,454
Unearned premiums	1,411,872	1,370,075
Reinsurance balances payable	133,866	132,452
Contractholder payables	748,231	660,546
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at fair value (par: $310,868 and $326,219)	310,486	325,770
Securities lending payable	58,546	78,021
Payable for securities purchased	480,230	200,192
Other liabilities	513,842	500,715
Total Liabilities	$12,513,283	$11,766,225

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares - Series A and B	325,000	325,000
Common shares ($0.0033 par, shares issued: 164,636,338 and 160,073,616)	549	534
Additional paid-in capital	161,419	110,325
Retained earnings	4,833,067	4,422,553
Accumulated other comprehensive income, net of deferred income tax	153,923	204,503
Common shares held in treasury, at cost (shares: 30,277,993 and 20,441,391)	(845,472)	(549,912)
Total Shareholders’ Equity	4,628,486	4,513,003
Total Liabilities and Shareholders’ Equity	$17,141,769	$16,279,228